Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 25, 2022, with respect to the consolidated financial statements of Disc Medicine, Inc. included in Amendment No. 2 to the Registration Statement (Form S-4) and related Proxy Statement/Prospectus of Gemini Therapeutics, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP Boston, Massachusetts
November 2, 2022